                                                                     EXHIBIT 12

                                       COMPUTATION OF CONSOLIDATED RATIOS
                                          OF EARNINGS TO FIXED CHARGES

                                                                                Fiscal Year
                                                            ------------------------------------------------
                                                              1994      1993      1992      1991      1990
                                                            --------  --------  --------  --------  --------

EARNINGS
Pretax income from continuing operations before the
  cumulative effect of accounting changes.................  $ 32.4     $ 32.7   $111.9    $ 93.4    $ 93.7

ADD:
  Interest expense........................................    20.6       20.4     19.9      20.0      16.1
  Interest factor in rents................................    48.5       44.8     43.4      40.5      33.4
  Amortization of capitalized interest....................     0.1        0.1      0.1       0.1       0.1
                                                            --------  --------  --------  --------  --------
       Total Earnings.....................................  $101.6    $ 98.0    $175.3    $154.0    $143.3

FIXED CHARGES
  Interest expense........................................  $ 20.6    $ 20.4    $ 19.9    $ 20.0    $ 16.1
  Interest capitalized....................................     0.3       0.2       0.1       0.2       1.1
  Interest factor in rents................................    48.5      44.8      43.4      40.5      33.4
                                                            --------  --------  --------  --------  --------
       Total Fixed Charges................................  $ 69.4    $ 65.4    $ 63.4    $ 60.7    $ 50.6
                                                            --------  --------  --------  --------  --------

Ratio of earnings to fixed charges <F1>...................     1.5       1.5       2.8       2.5       2.8
                                                            --------  --------  --------  --------  --------

- ---------------

<F1>     For purposes of computing such ratio, earnings consist of income before income taxes plus fixed charges net of interest capitalized, and fixed charges consist of interest expense, interest capitalized, and the portion of rental expense attributable to interest.
